Exhibit 99.1

News Release	For further information contact: Raphael Gross of ICR 203-682-8253

Dave & Buster’s Entertainment, Inc. Announces Preliminary Financial Results for the First Quarter Ended May 3, 2015

DALLAS, May 26, 2015 (GLOBE NEWSWIRE) -- Dave & Buster’s Entertainment, Inc., (“Dave & Buster’s” or the “Company”) (Nasdaq:PLAY), the parent company of Dave & Buster’s, Inc., an owner and operator of dining and entertainment venues, today announced preliminary financial results for its first quarter ended May 3, 2015.

The Company’s financial results for the thirteen weeks ended May 3, 2015 are not yet available. Set forth below are certain preliminary estimates of the results of operations that the Company expects to report for its first quarter of fiscal year 2015. The Company’s actual results may differ materially from these estimates due to the completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for its first quarter are finalized.

The Company estimates that total revenues will range between $221.7 million and $222.7 million for the thirteen weeks ended May 3, 2015. This represents sales growth of 14.1% over the same period in fiscal 2014, assuming the mid-point of the estimated range. The Company estimates that its comparable store sales growth will range between 9.8% and 9.9% for the thirteen weeks ended May 3, 2015.

Adjusted EBITDA is estimated to range between $61.3 million and $61.8 million for the thirteen weeks ended May 3, 2015. This represents Adjusted EBITDA growth of 21.6% for the thirteen weeks over the same period in fiscal 2014, assuming the mid-point of the estimated range. The Company estimates that its operating income will range between $35.1 million and $35.6 million for the thirteen weeks ended May 3, 2015. Based on these estimations, Adjusted EBITDA Margin is expected to range between 27.6% and 27.8% for the thirteen weeks ended May 3, 2015. Assuming the mid-point of the range, this represents a 170 basis point improvement over the same period of the prior year.

During the first quarter of fiscal 2015, the Company opened two large format stores: one in Euless (Dallas), Texas and one in Pelham Manor (metro New York City), New York. Additionally, the Company permanently closed its location in Farmingdale (Long Island), New York on February 8, 2015, due to the expiration of its lease. Subsequent to the end of the first quarter, on May 18, 2015, the Company opened a small format store in Kentwood (Grand Rapids), Michigan and on May 26, 2015, it opened a large format store in Woburn (Boston), Massachusetts. As of May 26, 2015, the

Company owns and operates a total of 76 stores in 30 states and Canada. Additionally, as of May 26, 2015, the Company has signed 16 lease agreements for new store locations, including two stores that are under construction.

The preliminary financial data presented here has been prepared by, and is the responsibility of management. Neither Dave & Buster’s independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on the preliminary estimated financial results. This preliminary information reflects management’s estimates based solely upon information available as of the date hereof and is not a comprehensive statement of the Company’s financial results for the thirteen weeks ended May 3, 2015. The information presented herein should not be considered a substitute for the condensed financial information to be filed with the Securities and Exchange Commission (the “SEC”) on Form 10-Q for the thirteen weeks ended May 3, 2015 once they become available.

The ranges for the preliminary estimated financial results described above constitute forward-looking statements. Dave & Buster’s has provided a range for the preliminary estimated financial results described above primarily because its financial closing procedures for the thirteen weeks ended May 3, 2015 are not yet complete and will not be publicly available until approximately mid-June 2015. There is a possibility that actual results will vary materially from these preliminary estimates. Accordingly, one should not place undue reliance upon these preliminary financial results. Please refer to “Forward-Looking Statements” below. These preliminary results should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in the periodic reports filed with the SEC including the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2015.

Adjusted EBITDA and Adjusted EBITDA Margin Description and Reconciliation

“Adjusted EBITDA” is calculated as net income (loss), plus interest expense (net), loss on debt retirement, provision (benefit) for income taxes, depreciation and amortization expense, loss on asset disposal, share-based compensation, currency transaction (gain) loss, preopening costs, reimbursement of affiliate and other expenses, change in deferred amusement revenue and ticket liability estimations, transaction and other costs.

Adjusted EBITDA is presented because Dave & Buster’s believes that it provides useful information to investors regarding its operating performance and capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “EBITDA” as defined in Dave & Buster’s senior secured credit facility and the presentation of Adjusted EBITDA is consistent with that reported to its lenders to allow for leverage-based assessments. By reporting Adjusted EBITDA, the Company provides a basis for comparison of its business operations between current, past and future periods by excluding items that it does not believe are indicative of its core operating performance. Adjusted EBITDA is a metric historically utilized to measure performance-based bonuses paid to Dave & Buster’s executive officers and certain managers.

Adjusted EBITDA, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with GAAP, and the calculations thereof may not be comparable to similarly entitled measures reported by other companies. Although the Company uses Adjusted EBITDA as a measure to assess the operating performance of its business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, Adjusted EBITDA and Adjusted EBITDA margin do not take into account a number of significant items, including interest expense and depreciation and amortization expense. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of Dave & Buster’s operating performance has material limitations. In addition, Adjusted EBITDA excludes pre-opening costs and adjustments for changes in the accruals for deferred amusement revenue and ticket liability, which the Company expects customers to redeem in future periods and which may be important in analyzing the GAAP results. Calculations of Adjusted EBITDA adjust for these amounts because they vary from period to period and do not directly relate to the ongoing operations of the current underlying business of the stores and therefore complicate comparisons of the underlying business between periods. Nevertheless, because of the limitations described above management does not view Adjusted EBITDA in isolation and also uses other measures, such as net sales, gross margin, operating income and net income (loss), to measure operating performance.

Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues. Adjusted EBITDA margin allows Dave & Buster’s to evaluate its overall operating performance over time by excluding items that it does not believe are indicative of the Company’s core operating performance.

The following table sets forth a reconciliation of our estimated fiscal 2015 first quarter Adjusted EBITDA to estimated fiscal 2015 first quarter income before provision for income taxes:

(in millions)	THIRTEEN WEEKS ENDED MAY 3, 2015 (Unaudited)
Estimated income before provision for income taxes	$30.5 - $31.0
Interest expense, net	4.6
Estimated operating income	$35.1 - $35.6

Depreciation and amortization expense	18.6
Loss on asset disposal (1)	0.3
Share-based compensation (2)	0.5
Currency transaction loss (gain) (3)	—
Pre-opening costs (4)	2.8
Reimbursement of affiliate and other expenses (5)	—
Change in deferred amusement revenue and ticket liability (6)	2.9
Transaction and other costs (7)	1.1
Estimated Adjusted EBITDA	$61.3 - $61.8

(1)	Represents the estimated net book value (less proceeds received) of assets disposed of during the year. Primarily relates to assets replaced in ongoing operation of business.
(2)	Represents estimated stock compensation expense under the Company’s 2010 Stock Incentive Plan and its 2014 Stock Incentive Plan.
(3)	Represents the estimated effect of foreign currency transaction (gains) or losses related to a Dave & Buster’s store in Canada.
(4)	Represents estimated costs incurred prior to the opening of the Company’s new stores.
(5)	Represents estimated reimbursement of expenses made to Oak Hill Capital Management, LLC.
(6)	Represents estimated quarterly increases (decreases) to accrued liabilities established for future amusement game play and the fulfillment of tickets won by customers on Dave & Buster’s redemption games.
(7)	Primarily represents estimated costs related to store closures and capital market transactions, including approximately $0.8 million related to the Company’s secondary offering completed in February 2015 and a proposed secondary offering.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s Entertainment, Inc., is the parent company of Dave & Buster’s, Inc., an owner and operator of 76 venues in North America that combine dining and entertainment and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 30 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the Company’s level of indebtedness, general business, market and economic conditions, the impact of competition, the seasonality of the Company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, the Company’s ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.